UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8‑K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):  February 8, 2016

BIOAMBER INC.

(Exact name of registrant as specified in charter)

Delaware	001-35905	98-0601045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1250 Rene Levesque West, Suite 4310 Montreal, Quebec, Canada H3B 4W8		3850 Lane North, Suite 180 Plymouth, Minnesota 55447
(Address of principal executive offices)

Registrant’s telephone number, including area code (514) 844-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2016, BioAmber Inc., a Delaware corporation (“BioAmber”), together with its subsidiaries BioAmber International s.à r.l. and BioAmber Sarnia Inc. (“BioAmber Sarnia”), entered into a binding Term Sheet (the “Term Sheet”) with Mitsui & Co., Ltd. (“Mitsui”) pursuant to which (i) Mitsui agreed to provide BioAmber Sarnia with additional capital contributions for an aggregate amount of CAD$25 million, and (ii) the parties thereto agreed to certain ancillary transactions resulting from such additional capital contributions from Mitsui.

Additional Capital Contributions

Mitsui’s additional capital contributions will be provided to BioAmber Sarnia in three (3) tranches, as follows: (i) a first tranche of CAD$12,500,000 was disbursed on February 12, 2016, (ii) a second tranche of CAD$7,500,000 will be disbursed at the latest on February 26, 2016, and (iii) a third tranche of CAD$5,000,000 will be disbursed at the latest on March 11, 2016.  All shares issued to Mitsui are shares of common stock of BioAmber Sarnia issued at a price of CAD$10 per share.  As a result of these additional capital contributions, Mitsui’s share ownership will increase by approximately 10% from 30% to 40%.

The proceeds of Mitsui’s additional capital contributions will be used by BioAmber Sarnia to fund its general cash requirements.

Considerations Related to Senior Secured Debt

BioAmber Sarnia and Mitsui also agreed to initiate negotiations with BioAmber Sarnia’s senior secured lenders having provided BioAmber Sarnia, in May 2015, with a loan of CAD$20 million (the “Senior Secured Loan”), with the goal to reduce the scope of certain securities granted to such lenders and to proceed with certain amendments to the existing loan documents.  The result of these negotiations may involve an increase in the value of Mitsui’s guarantee with respect to such loan, currently being limited to Mitsui’s equity ownership held in BioAmber Sarnia, as well as certain other amendments and modifications to the loan documents.

Subject to certain conditions, and upon the occurrence of certain events of default, actual or imminent, under the terms of the Senior Secured Loan, BioAmber Sarnia granted a right to Mitsui to provide BioAmber Sarnia with a senior secured convertible loan, the proceeds of which would be used to repay all of the amounts outstanding under the Senior Secured Loan (the “Mitsui Loan”).

The Mitsui Loan shall be either (i) repaid according to a repayment schedule that shall not be more onerous to BioAmber Sarnia than the repayment schedule of the Senior Secured Loan, or (ii) at Mitsui’s option, exercisable until the end of calendar year 2018, converted into shares of common stock of BioAmber Sarnia, at a price equal to the lower of (x) CAD$10 per share, and (y) the fair market value of such shares.

In the event that Mitsui provides BioAmber Sarnia with the Mitsui Loan, BioAmber will have the right, subject to certain conditions, to provide to BioAmber Sarnia an additional capital contribution during a six (6) month period following the disbursement of the Mitsui Loan in an aggregate amount of up to BioAmber’s then percentage of shares owned in BioAmber Sarnia multiplied by the then-outstanding aggregate amount of the Mitsui Loan.  The shares issued to BioAmber would be issued at a price equal to the conversion price for shares issuable under the Mitsui Loan, and the proceeds of such capital contribution by BioAmber would be used to repay a portion of the amounts outstanding under the Mitsui Loan.

Governance Matters

As a result of Mitsui’s additional capital contribution, BioAmber Sarnia agreed to increase the size of its Board of directors from five (5) to six (6) members, BioAmber having the right to designate three (3) members and Mitsui having the right to designate three (3) members.  All Board decisions will have to be approved by the affirmative vote of a simple majority of the Board members, except that with respect to the following matters, BioAmber, as the controlling shareholder of BioAmber Sarnia, will have a casting vote and will have the right to make a final decision: (i) the approval and any amendment to any annual budget, including capital expenditures required to maintain the plant in operation, (ii) the hiring and firing of BioAmber Sarnia personnel and their compensation, and (iii) the execution of any raw material or utility supply agreements that are needed in the ordinary course of business.  BioAmber also agreed that in the event that Mitsui’s equity stake in BioAmber Sarnia increases to above 45% in the future, BioAmber would no longer have the casting votes described in the preceding sentence.

Commercial Matters

In order to accelerate the commercialization of BioAmber Sarnia’s products, Mitsui agreed to provide additional dedicated commercial resources alongside BioAmber’s commercial team.  BioAmber Sarnia also agreed to nominate a chief commercial officer designated by Mitsui.  The chief commercial officer (CCO) will report to the President of BioAmber Sarnia, designated by BioAmber.  The President will delegate to the CCO certain responsibilities related to the sales activities of the joint venture, including the coordination between (i) BioAmber Sarnia, (ii) the commercial organizations of Mitsui and BioAmber, which are providing commercial services to BioAmber Sarnia, and (iii) third party distributors.

General

The foregoing descriptions of the transactions described in the Term Sheet do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the definitive agreements that will be executed between the relevant parties in order to implement the matters provided for in the Term Sheet.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2016, BioAmber announced that Ms. Babette Pettersen, Chief Commercial Officer, was stepping down from her position, effective immediately.  Moving forward, there will no longer be a Chief Commercial Officer position at BioAmber, and Ms. Pettersen will not be replaced.  Ms. Pettersen may assist BioAmber in an advisory role going forward.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2016	BIOAMBER INC.

	By:	/s/ Jean-François Huc
Jean-François Huc
President, Chief Executive Officer and Director